Exhibit 99.1

Caliber Launches - Caliber Tokenization Services, New Entity Bringing Real-World Asset Tokenization to Family-Owned Real Estate Portfolios

Caliber reaffirms its 2026 revenue projections; new division establishes a fee-based revenue stream for the platform, with engagements available to a limited number of family offices through year end

SCOTTSDALE, Ariz, Aug. 27, 2026 (GLOBE NEWSWIRE) – Caliber (Nasdaq: CWD), a real estate-focused alternative asset manager, today announced the formation of Caliber Tokenization Services, LLC (“CTS”), a new division that provides full-service real-world asset (RWA) tokenization engagements to family offices that own and operate significant real estate portfolios, under the brand, Tokenized by Caliber.

CTS was created following the successful launch of Caliber’s first tokenized real-estate investment, PURE Pickleball & Padel , earlier this month. The Company assembled the proprietary smart contracts, expert implementation team, and execution experience that tokenization requires, and recognized Caliber could apply this to both to its own portfolio and the portfolios of family offices. This implementation solves for ownership records spread across dozens of entities & family members, providing enhanced visibility into what they own and what it is worth. Once the family’s ownership is digital, transfers, gifts, and estate planning are simplified and additional options for access to liquidity, that do not require the sale of a building, may emerge.

"For 17 years we have worked alongside families that own large portfolios of real estate, and we watched the same problems repeat," said Chris Loeffler, CEO of Caliber. "When we began tokenizing our own funds, we realized the technology solves those problems. Many of these families are Caliber clients, and through discussions it became clear that the family would prefer to hire a real estate firm that has already tokenized its investments, rather than assemble a dozen technology contracts on its own. Tokenization does not make a building operate better, but it does make owning the building better for every member of the family. Real estate is the largest asset class in the world and among the least tokenized. We are building the on-ramp for the private portfolios that need it most."

The launch places Caliber inside one of the fastest-moving trends in institutional finance. Tokenized real-world assets have grown to more than $38 billion, excluding stablecoins, according to RWA.xyz as of August 2026, while real estate, valued at $393 trillion by Savills and the world’s largest store of wealth, represents less than one percent of that tokenized value. Caliber believes it is among the first U.S. public companies to tokenize its own private real estate fund and to offer tokenization of private real estate portfolios as a service. CTS launches with a deliberate focus on family offices, and the platform is designed to expand into additional service lines as the market develops.

CTS delivers tokenization as a single, white-glove engagement. The division contracts in bulk with institutional providers across the tokenization ecosystem and combines those services with Caliber's proprietary smart contracts and implementation process. Clients receive one partner, one contract, and a guided implementation typically completed in six to eight weeks. Institutional providers in the tokenization industry gain access to a relatively untouched asset class and an implementation partner in Caliber that speaks both languages.

CTS serves two client groups: Caliber's own funds and offerings, and family offices that own at least $50 million of real estate. Engagements are designed around the outcomes families care about, including a single, secure, current picture of each family member's ownership; automated portfolio valuation updates; simplified transfers between approved family members; practical execution of gifting and estate planning strategies; and optionality for liquidity through borrowing or resale of equity, which remains entirely under the family's control.

Because each engagement is custom, and because the Company is tokenizing its own portfolio in parallel, CTS has capacity for a limited number of family office engagements through the end of 2026, with expanded capacity expected in 2027. Family offices and their advisors can learn more and begin a confidential conversation at TokenizedByCaliber.com.

Caliber is establishing CTS as a new stream of fee-based service revenue for the platform. During 2026, while CTS completes the implementation phase across Caliber's own portfolio, it will operate with limited third-party capacity. The Company expects the division to provide incremental revenue contributions, and, as such, the Company is not revising its projections upward at this time. Caliber reaffirms its current 2026 revenue projections and believes CTS strengthens the Company's ability to achieve them. As the business develops, the Company expects CTS to provide an increasingly meaningful revenue contribution and expects to report CTS as its own revenue line item for Caliber's platform in the future.

About Caliber (CaliberCos Inc.)
Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company pairs an institutional-quality asset management platform with a boutique, hands-on investment approach focused on value creation in underserved market segments. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), and through its private real estate investment funds for accredited investors and financial professionals. For more information, visit caliberco.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law. Nothing in this press release is an offer to sell, or a solicitation of an offer to buy, any security. Caliber Tokenization Services provides technology and administrative services, and tokenization does not guarantee any outcome, including liquidity.

CONTACTS:

Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

Media Relations
Phillip Robertson
+1 917-498-4711
PRobertson@ImpactPartners.llc